                                                                   Exhibit 11.1

         Intensiva HealthCare Corporation and subsidiaries Statement
                       Re Computation of Loss Per Share

                                                                Six Months
                                                 Year Ended       Ended
                                                December 31,    June 30,
                                                    1995          1996
                                                ------------    ----------


Net loss                                        (2,847,485)     (1,749,971)
                                                ==========      ==========




Weighted average common shares
  outstanding                                    1,332,100       1,332,100
Common stock equivalents                            (a)             (a)
Pro forma effect for the issuance of common
  shares upon automatic conversion of
  convertible preferred stock upon the
  completion of the IPO                          5,697,967       5,697,967
Effect of options and warrants
  since July 1995, at prices below the
  anticipated IPO price                            238,425         238,425
                                                ----------      ----------
Weighted average outstanding shares              7,268,492       7,268,492
                                                ==========      ==========
Pro forma loss per share                             (0.39)          (0.24)
                                                ==========      ==========

(a) Effect of common stock equivalents (stock options) is antidulutive and therefore excluded.